Exhibit 10.1

THIRD AMENDMENT

Dated as of February 8, 2018

to the

CREDIT AGREEMENT

dated as of January 8, 2016

among

COMPUTER PROGRAMS AND SYSTEMS, INC.
as Borrower,

CERTAIN Subsidiaries OF THE BORROWER
PARTY HERETO FROM TIME TO TIME,
as Guarantors

THE LENDERS PARTY THERETO,

REGIONS BANK,
as Administrative Agent and Collateral Agent,

COMPASS BANK,
as Syndication Agent

and

HANCOCK BANK,
as Documentation Agent

REGIONS CAPITAL MARKETS,
a division of Regions Bank,
as Sole Lead Arranger and Sole Bookrunner

Exhibit 10.1

THIRD AMENDMENT

THIS THIRD AMENDMENT (this “Amendment”) dated as of February 8, 2018 to the Credit Agreement referenced below is by and among COMPUTER PROGRAMS AND SYSTEMS, INC., a Delaware corporation (the “Borrower”), the Guarantors identified on the signature pages hereto, the Lenders identified on the signature pages hereto (the “Incremental Lenders”), and REGIONS BANKS, as Administrative Agent (the “Administrative Agent”).

W I T N E S S E T H :

WHEREAS, credit facilities have been extended to the Borrower pursuant to the Credit Agreement, dated as of January 8, 2016 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among the Borrower, the Guarantors identified therein, the Lenders identified therein, and Regions Bank, as Administrative Agent and Collateral Agent; and

WHEREAS, the Borrower has notified the Administrative Agent that pursuant to Section 2.1(d) of the Credit Agreement the Incremental Lenders have agreed to increase the Revolving Commitments in the amount of $5,000,000 (the “Incremental Facility”).

NOW, THEREFORE, IN CONSIDERATION of the premises and the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.    Defined Terms. Capitalized terms used herein but not otherwise defined herein shall have the meanings provided to such terms in the Credit Agreement.

2.    Amendments to the Credit Agreement.

2.1.    This Amendment is an Incremental Facility Amendment.

2.2.    Subject to the terms and conditions provided herein, the Incremental Facility is established pursuant to Section 2.1(d) of the Credit Agreement.

2.3    Each Incremental Lender agrees that its Revolving Commitment is increased by the amount set forth on Appendix A hereto.

2.4.    Immediately after giving effect to this Incremental Facility Amendment, each Incremental Lender shall make Revolving Loans on the date hereof, the proceeds of which may be used by the Administrative Agent to repay Revolving Loans of each other Lender, in each case, in an amount necessary such that after giving effect thereto each Lender holds its ratable portion of the outstanding Revolving Loans and the Borrower shall pay any amounts required pursuant to Section 3.1(c) of the Credit Agreement as a result of any such prepayment of Revolving Loans.

2.5    Immediately after giving effect to this Incremental Facility Amendment, each Lender with a Revolving Commitment (including each Incremental Lender) is deemed to have purchased from (x) the Issuing Bank a participation in each outstanding Letter of Credit issued by the Issuing Bank in an amount equal to the product of such Lender’s Revolving Commitment Percentage times the amount of such Letter of Credit and (y) the Swingline Lender a participation in each outstanding Swingline Loan in an amount equal to the product of such Lender’s Revolving Commitment Percentage times the amount of such Swingline Loan.

Exhibit 10.1

2.6    In the definition of “Aggregate Revolving Commitments” in Section 1.1 of the Credit Agreement, the second sentence is amended to read as follows:

The aggregate principal amount of the Aggregate Revolving Commitments in effect on the effective date of the Third Amendment to this Agreement is FIFTY MILLION DOLLARS ($50,000,000).

2.7    In the definition of “Revolving Commitment” in Section 1.1 of the Credit Agreement, the last sentence is amended to read as follows:

The aggregate principal amount of the Revolving Commitments in effect on the effective date of the Third Amendment to this Agreement is FIFTY MILLION DOLLARS ($50,000,000).

3.     Conditions Precedent. This Amendment shall become effective as of the date hereof upon satisfaction of each of the following conditions precedent in each case in a manner reasonably satisfactory to the Administrative Agent:

3.1.    Amendment. Receipt by the Administrative Agent of executed counterparts of this Amendment properly executed by an Authorized Officer of each Credit Party, each Incremental Lender and the Administrative Agent.

3.2    Opinions of Counsel. Receipt by the Administrative Agent of customary opinions of counsel for each of the Credit Parties, including, among other things, opinions regarding the due authorization, execution and delivery of this Amendment and the enforceability hereof.

3.3.    Resolutions; Good Standings. Receipt by the Administrative Agent of the following:

(a)    such certificates of resolutions or other action, incumbency certificates and/or other certificates of an Authorized Officer of each Credit Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Authorized Officer thereof authorized to act as an Authorized Officer in connection with this Amendment; and

(b)     such documents and certifications as the Administrative Agent may reasonably require to evidence that each Credit Party is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in its state of organization or formation..

3.5.    Fees and Expenses. The Administrative Agent shall have confirmation that all reasonable out-of-pocket fees and expenses required to be paid on or before the date hereof have been paid, including the reasonable out-of-pocket fees and expenses of counsel for the Administrative Agent.

For purposes of determining compliance with the conditions specified in this Section 4, each Lender that has signed this Amendment shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed effectiveness specifying its objection thereto.

Exhibit 10.1

4.     Amendment is a “Credit Document”. This Amendment is a Credit Document and all references to a “Credit Document” in the Credit Agreement and the other Credit Documents (including, without limitation, all such references in the representations and warranties in the Credit Agreement and the other Credit Documents) shall be deemed to include this Amendment.

5.    Representations and Warranties; No Default. Each Credit Party represents and warrants to the Administrative Agent that, on and as of the date hereof, immediately after giving effect to this Amendment, (a) the representations and warranties contained in Section 6 of the Credit Agreement and in the other Credit Documents are true and correct in all material respects (except to the extent such representation or warranty is already qualified by materiality in which case such representation and warranty is true and correct in all respects) on and as the date hereof, except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct in all material respects (except to the extent such representation or warranty is already qualified by materiality in which case such representation and warranty is true and correct in all respects) as of such earlier date, and (b) no event has occurred and is continuing which constitutes an Event of Default or a Default.

6.    Pro Forma Compliance. Attached hereto as Appendix B are calculations demonstrating that the Borrower is in compliance, on a Pro Forma Basis after giving effect to the incurrence of the Incremental Facility, with the financial covenants set forth in clauses (a) and (b) of Section 8.8, recomputed as of the last day of the most recently ended Fiscal Quarter of the Borrower for which financial statements have been delivered pursuant to Section 7.1 of the Credit Agreement.

7.    Reaffirmation of Obligations. Each Credit Party (a) acknowledges and consents to all of the terms and conditions of this Amendment, (b) affirms all of its obligations under the Credit Documents and (c) agrees that this Amendment and all documents, agreements and instruments executed in connection with this Amendment do not operate to reduce or discharge such Credit Party’s obligations under the Credit Documents.

8.    Reaffirmation of Security Interests. Each Credit Party (a) affirms that each of the Liens granted in or pursuant to the Credit Documents are valid and subsisting and (b) agrees that this Amendment and all documents, agreements and instruments executed in connection with this Amendment do not in any manner impair or otherwise adversely affect any of the Liens granted in or pursuant to the Credit Documents.

9.    No Other Changes. Except as modified hereby, all of the terms and provisions of the Credit Documents shall remain in full force and effect.

10.    Counterparts/Facsimile. This Amendment may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Amendment by telecopy or other electronic imaging means (e.g. “pdf” or “tif” format) shall be effective as delivery of a manually executed counterpart of this Amendment.

11.    Governing Law. This Amendment shall be deemed to be a contract made under, and for all purposes shall be construed in accordance with, the laws of the State of New York.

[signature pages follow]

Exhibit 10.1

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be duly executed as of the date first written above.

BORROWER:	COMPUTER PROGRAMS AND SYSTEMS, INC.,
a Delaware corporation
By: /s/ J. Boyd Douglas
Name: J. Boyd Douglas
Title: CEO

Guarantors:	TRUBRIDGE, LLC,
a Delaware limited liability company

By: Computer Programs and Systems, Inc.
Its: Managing Member
By: /s/ J. Boyd Douglas
Name: J. Boyd Douglas
Title: CEO
EVIDENT, LLC,
a Delaware limited liability company

By: Computer Programs and Systems, Inc.
Its: Managing Member
By: /s/ J. Boyd Douglas
Name: J. Boyd Douglas
Title: CEO
HEALTHLAND HOLDING INC.,
a Delaware corporation
By: /s/ J. Boyd Douglas
Name: J. Boyd Douglas
Title: CEO
HEALTHLAND INC.,
a Minnesota corporation
By: /s/ J. Boyd Douglas
Name: J. Boyd Douglas
Title: CEO

Exhibit 10.1

AMERICAN HEALTHTECH, INC.,
a Mississippi corporation
By: /s/ J. Boyd Douglas
Name: J. Boyd Douglas
Title: CEO
RYCAN TECHNOLOGIES, INC.,
a Minnesota corporation
By: /s/ J. Boyd Douglas
Name: J. Boyd Douglas
Title: CEO

Exhibit 10.1

ADMINISTRATIVE AGENT:	REGIONS BANK

By: /s/ Steven Dixon
Name: Steven Dixon
Title: Director

INCREMENTAL LENDER:	REGIONS BANK

By: /s/ Steven Dixon
Name: Steven Dixon
Title: Director

Exhibit 10.1

Appendix A

Incremental Revolving Commitments

Lender	Incremental Revolving Commitment
Regions Bank	$5,000,000.00

Exhibit 10.1

Appendix B

Pro Forma Compliance Calculations

Exhibit 10.1

Computer Programs and Systems, Inc.
Covenant Compliance
Compliance Date: 9/30/2017

Consolidated Leverage Ratio

As-Calculated:	3.36
Maximum per Covenant:	3.95
Compliance:	Yes

Quarter-End	Max Leverage Ratio
12/31/2015	3.50
3/31/2016	3.50
6/30/2016	3.50
9/30/2016	3.50
12/31/2016	3.50
3/31/2017	3.50
6/30/2017	3.50
9/30/2017	3.95
12/31/2017	3.95
3/31/2018	3.50
6/30/2018	3.50
9/30/2018	3.50
12/31/2018	3.50
3/31/2019	3.50
6/30/2019	3.50
9/30/2019	3.50
12/31/2019	3.50
3/31/2020	3.50
6/30/2020	3.50
9/30/2020	3.50
12/31/2020	3.50
3/31/2021	3.50
6/30/2021	3.50
9/30/2021	3.50
12/31/2021	3.50
3/31/2022	3.50
6/30/2022	3.50
9/30/2022	3.50

Consolidated Fixed Charge Coverage Ratio

As-Calculated:	1.68
Minimum per Covenant:	1.25
Compliance:	Yes

Exhibit 10.1

Computer Programs and Systems, Inc.
Covenant Compliance
Consolidated Leverage Ratio 9/30/2017

Definition per Credit Agreement

"Consolidated Leverage Ratio" means, as of any date of determination, the ratio of (a) Consolidated Funded Debt as of such date to (b) Consolidated EBITDA for the period of the four Fiscal Quarters most recently ended.

Numerator: Consolidated Funded Debt

"Consolidated Funded Debt" means Funded Debt of the Borrower and its Subsidiaries on a consolidated basis determined in accordance with GAAP.

"Funded Debt" means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in	
(a) all obligations for borrowed money, whether current or long-term (including the Obligations hereunder), all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments;	146,237,523
(b) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past due for more than ninety (90) days after the date payment of such trade account was due), including, without limitation, any Earn Out Obligations recognized as a liability on the balance sheet of the Borrower and its Subsidiaries in accordance with GAAP;	1,192,460
(c) all obligations under letters of credit (including standby and commercial), bankers' acceptances and similar instruments (including bank guaranties);	-
(d) the Attributable Principal Amount of Capital Leases, Synthetic Leases and Securitization Transactions;	640,768
(e) all preferred stock and comparable equity interests providing for mandatory redemption, sinking fund or other like payments;	-
(f) all Guarantees in respect of Funded Debt of another Person; and	-
(g) Funded Debt of any partnership or joint venture or other similar entity in which such Person is a general partner or joint venturer, and, as such, has personal liability for such obligations, but only to the extent there is recourse to such Person for payment thereof.	-
For purposes hereof, the amount of Funded Debt shall be determined (x) based on the outstanding principal amount in the case of borrowed money indebtedness under clause (a) and purchase money indebtedness and the deferred purchase obligations under clause (b), (y) based on the maximum amount available to be drawn in the case of letter of credit obligations and the other obligations under clause (c), and (z) based on the amount of Funded Debt that is the subject of the Guarantees in the case of Guarantees under clause (f).	
	148,070,751

Denominator: Consolidated EBITDA for the period of the four Fiscal Quarters most recently Ended

See below and corresponding "EBITDA" tab.

Quarter Ended	Source	Consolidated EBITDA	
3/31/2017	See prior calculation	8,056,243	Per Q4 EBITDA
6/30/2017	See prior calculation	9,592,382	Per Q1 2017 EBITDA
9/30/2017	See prior calculation	13,303,136	Per Q2 2017 EBITDA
9/30/2017	See "Q3 2017 EBITDA' Tab	13,127,540	Per Q3 2017 EBITDA
TTM Consolidated EBITDA:		44,079,301	

Consolidated Leverage Ratio

Consolidated Leverage Ratio:	3.36
Maximum:	3.95
Required EBITDA	37,486,266
Cushion ($)	6,593,035
Cushion (%)	17.6%

Exhibit 10.1

Computer Programs and Systems, Inc.
Covenant Compliance
Consolidated Fixed Charge Ratio 9/30/2017

Definition per Credit Agreement

"Consolidated Fixed Charge Coverage Ratio" means, as of any date of determination, the ratio of (a) (i) Consolidated EBITDA for the period of the four Fiscal Quarters most recently ended minus (ii) the cash portion of Consolidated Taxes for such period minus (iii) Consolidated Capital Expenditures (other than Consolidated Capital Expenditures financed with non-revolving Indebtedness (other than the Term Loan)) for such period to (b) Consolidated Fixed Charges for the period of the four Fiscal Quarters most recently ended; provided that for purposes of calculating the Consolidated Fixed Charge Coverage Ratio:

Numerator: (i) Consolidated EBITDA; less (ii) consolidated cash taxes; less (iii) consolidated capital expenditures

	CPSI	Healthland	Rycan	Consolidated
i. Consolidated EBITDA				44,079,301
ii. Less: Consolidated Taxes	42,759	-	-	42,759
iii. Less: Consolidated Capex	(464,391)	-	-	(464,391)
				43,657,669

Denominator: Consolidated Fixed Charges

"Consolidated Fixed Charges" means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to the sum of (a) the cash portion of Consolidated Interest Charges for such period plus (b) Consolidated Scheduled Funded Debt Payments for such period plus (c) the sum of (but only to the extent positive) (i) the amount of cash dividends made by the Borrower on its common Equity Interests for such period less (ii) the amount by which Qualified Cash exceeds the sum of ((x) $5 million plus (y) the amount by which the Total Revolving Outstandings exceeds $25 million)) and (d) other Restricted Payments (without duplication of clause (c)) made by the Borrower pursuant to Section 8.4(c) during such period, all as determined in accordance with GAAP.

a. Consolidated Interest Charges		6,701,330	
b. Consolidated Scheduled Funded Debt Payments		5,810,198	*includes capital lease
c. Cash Dividends	13,509,146		
Less: Cash in excess of $5M	-		
Add: Revolver in Excess of $25M	-		
	13,509,146		
Limit for no negative amounts		13,509,146	
d. Other Restricted Payments		-	
		26,020,674	

Consolidated Fixed Charge Coverage Ratio

Consolidated Fixed Charge Coverage Ratio	1.68
Minimum	1.25
Required EBITDA - Tax - CapEx	32,525,843
Cushion ($)	11,131,827
Cushion (%)	34.2%

Exhibit 10.1

Computer Programs and Systems, Inc.
Covenant Compliance
Consolidted EBITDA Calculation
Compliance Date: 9/30/2017

Consolidated EBITDA Definition per Credit Agreement

"Consolidated EBITDA" means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus the following to the extent deducted in calculating such Consolidated Net Income:

(a) Consolidated Interest Charges for such period,

(b) the provision for federal, state, local and foreign income taxes payable by the Borrower and its Subsidiaries for such period (provided that any reduction in the provision for cash taxes for such period due to the benefit of net operating losses related to Healthland will be added back for the purposes of this definition to the extent such net operating losses are used in such period),

(c) depreciation and amortization expense for such period,

(d) non-cash compensation expense and other non-cash expenses or charges arising from the granting of stock options, stock appreciation rights or similar arrangements,

(e) other non-cash charges and losses (excluding any such non-cash charges or losses to the extent (i) there were cash charges with respect to such charges and losses in past accounting periods, (ii) there is a reasonable expectation that there will be cash charges with respect to such charges and losses in future accounting periods or (iii) such charges or losses relate to the write-down of current assets),

(f) any fees and related out-of-pocket expenses incurred as a result of the Healthland Acquisition and the closing of this Agreement in an aggregate amount not to exceed $11,500,000 provided that such fees and expenses are incurred within 60 days after the Closing Date,

(g) any expenses with respect to liability or casualty events or business interruption to the extent reimbursed or advanced to the Borrower or any Subsidiary during such period by third party insurance,

(h) for any period of four fiscal quarters ending on or after the Closing Date, fees and out-of-pocket expenses incurred in such period in connection with any Permitted Acquisition (excluding the Healthland Acquisition) in an amount not to exceed 10% of the aggregate consideration of such Permitted Acquisition; provided, that the aggregate amount of fees and out-of-pocket expenses added back pursuant to this clause (h) for all Permitted Acquisitions in such period shall not exceed, $3,000,000, and (i) pro forma "run rate" cost savings, operating expense reductions and synergies related to Permitted Acquisitions (excluding the Healthland Acquisition), restructurings, cost savings initiatives and other initiatives that are reasonably identifiable and projected by the Borrower to result from actions that have been taken within 12 months after the relevant transaction,

(j) fees and expenses related to any Equity Transaction, the incurrence of any Indebtedness permitted to be incurred hereunder or amendments to the Credit Documents (in each case whether or not consummated),

(k) losses resulting from any Asset Sales or Involuntary Disposition; provided that the aggregate amount added back pursuant to clauses (i), (j) and (k) shall not exceed 10% of Consolidated EBITDA (determined prior to giving effect to such adjustments),

(l) one-time deferred revenue write-down with respect to the Healthland Acquisition;

minus the following to the extent included in calculating such Consolidated Net Income: (x) non-cash gains (excluding any such non-cash gains to the extent (1) there were cash gains with respect to such gains in past accounting periods or (2) there is a reasonable expectation that there will be cash gains with respect to such gains in future accounting periods) and (y) gains resulting from Asset Sales or Involuntary Dispositions.

Consolidated EBITDA Calculation:

	Consolidated
QTD Consolidated Net Income	2,288,330
EBITDA Adjustments (Add-Backs):	
a. Consolidated Interest Charges	2,062,053
b. Income Taxes	
Add: Consolidated Income Tax Expense	1,373,782
Add: Healthland NOLs Utilized	2,026,101
c. Depreciation and Amortization	3,127,269
d. Stock-Based Compensation	2,054,397
e. Other Non-Cash Charges and Losses	195,608
f. Healthland Acquisition Costs (not to exceed $11.5M)	-
g. Expenses for Liability, Casualty, and Business Disruption (to extend reimbursed by insurance)	-
h. Permitted Acquisition Costs (10% limit)	-
i. Pro-Forma Synergies from Permitted Acquisitions, Restructurings, Cost-Saving Initiatives, Etc.	-
j. Costs Associated with New Equity or Debt	-
k. Losses from Asset Sales or Involuntary Disposition	-
l. Healthland Deferred Revenue Write-Down	-
EBITDA Adjustments (Take-Aways):	
x. Non-Cash Gains	-
y. Gains from Asset Sales or Involuntary Disposition	-
Consolidated EBITDA	13,127,540